                        FIDUCIARY CAPITAL PARTNERS, L.P.

                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT



                                                                  For the Year Ended December 31,
                                                                  -------------------------------

                                                         1995                1994                  1993
                                                         ----                ----                  ----
Net Investment Income                                 $2,037,186           $2,126,889           $2,400,016

Percentage Allocable to Limited Partners                      99%                  99%                  99%
                                                      ----------           ----------           ----------

Net Investment Income
   Allocable to Limited Partners                      $2,016,814           $2,105,620           $2,376,016
                                                      ==========           ==========           ==========

Weighted Average Number of Limited
   Partnership Units Outstanding(1)                    1,513,503            1,669,129            1,791,201
                                                       =========            =========            =========

Net Investment Income
   Per Limited Partnership Unit                        $    1.33            $    1.26            $    1.33
                                                       =========            =========            =========

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(1) Effective October 1, 1993, each $1,000 limited
    partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for 1993 have been restated to give effect to this redenomination.